CK Cooper & Company
Annual Small Cap Oil & Gas Conference
February 22-23, 2007

Forward Looking Statements
Issuer Free Writing Prospectus
Filed Pursuant To Rule 433
Registration Statement No. 333-128888
February 22, 2007
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (713) 335-4000. The prospectus relating to this offering is available by clicking on the following link: http://www.sec.gov/Archives/edgar/data/1340282/000119312506027644/d424b3.htm.

Forward-Looking Statements
All statements, other than statements of historical fact, included in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, which are more fully described in Rosetta Resources Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.  These risks, uncertainties and assumptions could cause actual results to differ materially from those described in the forward-looking statements. Rosetta Resources Inc. assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

717 TEXAS AVENUE, HOUSTON, TEXAS ROSETTA CORPORATE HEADQUARTERS
Corporate Profile
■
Established Rosetta July 7, 2005
■
Stock Trades on NASDAQ, Symbol:  “ROSE”
■
Shares outstanding = 50.6 million
■
$946 million market cap value
■
Net Producing Wells:  Over 500
■
Historical Drilling Success:   85%
■
Replaced 245% of Production in 2006
■
Increased Reserves 14% from 2005
■
Management has a proven track record
•
130 Employees
•
Principal Offices: Houston, Texas & Denver, Colorado
•
Field Offices: Rio Vista, California & Laredo, Texas

Corporate Profile
■
Track Record
•
Double-digit production and reserve growth in 2006.
■
Organic Growth Potential
•
Extensive, low risk drilling location inventory.
■
Exploration Upside
•
Multiple, high-quality exploration plays.
■
Financial Strength
•
Strong balance sheet and hedge position,  which
provides flexibility to grow.

INCREASED VALUE
  142 Wells Drilled
  85% Success Rate
  $2.70 Organic Finding Costs
  14% Proved Reserve Increase
  245% Replacement Ratio
  26% Production Growth

Summary of 2006 Activity

Production
120
100
80
60
40
20
0
MMcfe/d
73
85
88
95
98
2005
Q1 2006
Q2 2006
Q3 2006
Q4 2006

Rosetta Resources Inc.

Positive Production Trend

Includes costs of becoming public company, SOX implementation and the Calpine transition costs.
Estimated Cash Cost Structure
2006
COSTS/MCFE
Direct LOE	$0.65
Ad-Valorem Tax	0.20
Work over	0.19
Insurance	0.04
Total Lifting Costs	1.08
Production Tax	0.19
TG&M	0.15
G&A (1)	0.82
Total	$2.24

Protected 65 BBTU/D of 2007 natural gas production with 55 BBtu/d swapped at $7.79 per MMBtu and 10 BBtu/d collared at $7.19/$10.03 per MMbtu. ▪
▪ Revolving line of credit – borrowing base of $325 million. ▪ $159 million unused capacity. ▪ Currently have $240 million debt outstanding.

Revolving Credit	$165
Second Lien Term Loan	75
$240
Protected 50 BBtu/d of 2008 naturalgas production with swaps at $7.62 per MMbtu. ▪

Financial Flexibility to Grow

70
60
50
40
30
20
10
0
BBtu/d
10
55
50
26
2007
2008
2009
Swap
Collar

2007 Average Swap Price is $7.79/MMbtu.
▪
2007 collar with floor of $7.19 MMbtu and $10.03 MMbtu CAP.
▪
2008 Average Swap Price is $7.62/MMbtu.
▪
2009 Average Swap Price is $6.99/MMbtu.
▪
Hedge Position

Proved Reserves
$801 MM PV-10 value
408 Bcfe
Rio Vista
Sacramento Basin
153 Bcfe
37% Reserves
Uinta Basin
Denver
DJ Basin
Rockies
18 Bcfe
5% Reserves
San Juan Basin
Other Areas
28 Bcfe
6% Reserves
Magnolia
South Texas Perdido
23 Bcfe
5% Reserves
State Waters
2 Bcfe
1% Reserves
Houston
South Texas Lobo
171 Bcfe
42% Reserves
Laredo
Gulf of Mexico
16 Bcfe
4% Reserves
LEGEND
Major Producing Areas
Major Activity Areas
Other Producing Areas
Offices
Headquarters

* as of 12/31/06
Growing Reserve Base

Calpine Transaction
Contractual gas sales continuing.
▪
Non-consent property status report presented to Calpine.
▪
Settlement discussions underway.
▪
Objective is global solution:
▪
Calpine conveys good title for non-consent properties for $68 MM.
•
Preferential right properties retained by Calpine. Rosetta retains approximately $7 MM.
•
Settlement statement finalized.
•
•
Other administrative matters settled to satisfaction of Rosetta.

SYMBOL HIGHLIGHT
CURRENTLY DRILLING
REMAINING 2006 DRILLING
2006 RECOMPLETIONS
2006 PROPOSED RECOMPLETIONS

Rosetta Resources Inc.

Sacramento Basin – 2006 Activity
Acquired 16,400 net acres in and around the RioVista Field and the Sac Valley Extension areas in 2006, and drilled 23 wells with a 83% success rate.
▪
110 locations at year end 2006.
Air drilling technology was applied to the Hamilton reservoir as a means of establishing higher gas production rates from the low pressure reservoirs.
▪
▪
Six innovative wells were drilled in the southern portion of the Rio Vista field that were successful in extending pays in three reservoirs: Upper Capay, Lower Capay and Martinez.
▪
Three breakthrough wells were drilled in Rio Vista that encountered low contrast, sand intervals in the Martinez that had previously been overlooked in Martinez development drilling.
▪
A 12 square mile 3-D seismic program was shot over the Bradford Island area of the Rio Vista field.
▪

Rio Vista Stratigraphic Column
Gas Zones
TERTIARY
CRETACEOUS
MIO.-PLIO.-PLEIST.
OLIG.
EOCENE
PALEOCENE
UPPER
UNDIFFERENTIATED NON-MARINE
MARKLEY GORGE FILL
SIDNEY
MARKLEY
NORTONVILLE
EMIGH
CAPAY
HAMILTON
ANDERSON
MEGANOS
MARTINEZ
McCORMICK
MOKELUMNE
BUNKER
STARKEY
PETERSEN
K-1
WINTERS

Rosetta Resources Inc.

Sacramento Basin

S. Callaghan and El Corazon Ranch
42,000 est. of the total acreage
South Texas, Lobo – 2006 Activity
■
Drilled 26 wells in 2006.
■
90 locations at year end 2006.
■
Recent drilling has resulted in post frac rates of 3-7 Mmcfe/d per well.
■
Recently added several key leases offsetting South Callaghan Ranch.
2006 Dry Hole
Current Drilling Inventory
Future Location
2006 Discovery
Currently Drilling
Current Producer
2007 Discovery

YUMA C
HEYENNE PLAINS 10" LATERAL

Rosetta Resources Inc.

Rocky Mountains, DJ Basin – 2006 Activity
■
Added 33,600 net acres in the DJ Niobrara Play.
■
200 locations at year end in 2006.
■
Drilled 46 wells.
■
New wells have 7 Mmcfe/d of production capacity.
■
Gathering system construction for the Republican River area expected to be in service in the second quarter of 2007.
DJ Basin
     Rosetta Leases

LOUISIANA
HIGH ISLAND BLOCK 442
EAST CAMERON BLOCKS 88-89
EAST CAMERON BLOCK 178
MAIN PASS BLOCK 29
MAIN PASS BLOCK 118
GRAND ISLE BLOCK 72
SOUTH PELTO BLOCK 17
Miocene
Pliocene
Pleistocene
GULF OF MEXICO
SOUTH TIMBALIER BLOCK 226
SOUTH TIMBALIER BLOCK 293
Current Production
New Leases
Waiting on Facilities Completion

Gulf Coast Offshore Exploration

Rosetta Resources Inc.

Federal Offshore

Key Investment Highlights
•
26% annual growth in production (2005-2006)
•
14% annual growth in reserves (2005-2006)
Significant drilling location inventory.
▪
 Competitive cost structure.
▪
 Financial flexibility to pursue growth strategy.
▪
Positioned for visible, long-term reserve and production growth:
▪
Experienced technical staff, making use of industry Best Practices and state of the art technology.
▪

Conclusion